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                                                                   EXHIBIT 10.16

                              September 12, 1996



Mr. Ernest R. Verebelyi
15875 Lymington Common
Chesterfield, Missouri 63005

Dear Ernie:

I am pleased to confirm our verbal offer to join General Signal as Senior Vice President, Operations. In this position you would report to Mike Lockhart, Chief Executive Officer, and be located in Stamford, CT.

The following confirms the terms and conditions of our offer:

1. Your starting base salary will be an annual rate of $250,000.

2. You will be a participant in General Signal's Incentive Compensation Plan beginning in calendar year 1997. As such, you will be eligible for a Target Award of 50% of base salary (with a cap of 200% of target) with actual awards payable in 1998, depending on performance, and as administered by the Personnel and Compensation Committee of the Board of Directors. In February 1997, a guaranteed payment of $42,000, or four months of incentive, whichever is greater, will be made to you.

3. You will be granted a one time payment of $200,000 after you begin employment.
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4. You will be granted, subject to Board approval, 5,000 shares of restricted stock. The restricted stock will vest at a rate of 33 1/3% per year over a three year period. However, you will be entitled to receive dividends on the stock during the restricted period. Also, subject to Board approval, you will receive 5,000 stock options which will vest at a rate of 25% per year over a four year period.

5. Subject to Board approval of a proposed Long Term Incentive Plan, you will be eligible to receive an annual non-qualified option grant, expected to equal about 10,000 shares. In response to your request, as with other employees, additional share grants will be considered for outstanding contributions.

6. You are eligible for the following relocation benefits:
     . Two house hunting trips with your family
     . Packing, shipping and unloading of your household goods
     . Up to sixty days temporary housing
     . Closing costs associated with the purchase of your new home
     . Prudential Relocation Smart Start / Market Value Driven Services to facilitate the sale of your current home.

7. As discussed, an appraisal on your home will be done immediately.

8. You will be eligible for the Officers' and Presidents' Deferred Compensation Program that supplements your Savings Plan (SSOP) with investment opportunities that partially offset many of the restrictions imposed on qualified plans by government regulation. Please see attached material.

9. Financial Planning assistance reimbursement will be made up to $8,000 in your first year of employment and up to $6,000 thereafter.
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10. You will be a participant in the GS Salaried Pension Plan.  Any benefits exceeding the government imposed limits will be paid from the GS Benefits Equalization Program on a non-qualified basis. You will be vested in this benefit when you complete five years of service.

11. The attached booklet which is being reprinted outlines medical costs after retirement. Laura Markowitz, 203-329-4207 will be pleased to answer any questions you may have.

General Signal does not offer, nor ask for, employment commitments for a set period of time. This offer of employment is not considered a contract. If the foregoing is acceptable to you please sign and return the attached copy of this letter by October 1/st/.

Ernie, we would like you and your spouse to make a preliminary house hunting trip to the Stamford area as quickly as possible. Please let Anita Wheeler, Director of Staffing, or me know if we can help you arrange your trip. I hope the preceding provides adequate information on the compensation and benefits of your new position.

If you have any questions, please call.

                         Sincerely,

                         /s/ Elizabeth D. Conklyn

                         Elizabeth D. Conklyn
                         Senior Vice President
                         Human Resources



Accepted: /s/ Ernest R. Verebelyi         September 18, 1996
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              Ernest R. Verebelyi               Date